POWER OF ATTORNEY


Know All By These Present, that the undersigned constitutes and appoints Laurie Bellocchio, Richard Martorana and Peter Panzarella, and each of them acting individually, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigneds name, place and stead, in any and all capacities, to

i	Sign any Forms 3, 4 and 5, and any and all amendments
        thereto, in accordance with Section 16a of the Securities
        Exchange Act of 1934 Exchange Act
        and the regulations thereunder and

ii	File such Forms 3, 4, 5, or amendments thereto,
        and all documents in connection therewith, with the Securitiesand Exchange Commission and any applicable stock exchange.

The undersigned further grants unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the filing of Forms 3, 4 and 5 or any amendments thereto as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges that the foregoing attorneys in fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigneds responsibilities to comply with Section 16 of the Exchange Act.

This Power of Attorney and authorization shall remain in effect until the undersigned files with the Securities and Exchange Commission a notice of revocation of this Power of Attorney by attaching such notice to the undersigneds Form 3 Form 4 or Form 5.

Executed on this 10th day of February 2014


_____________________________
/s/ S. Douglas Hutcheson